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                                                                    Exhibit 4.08


                          ATTACHMENT TO FIRST PRIORITY
                             LAND MORTGAGE AGREEMENT

THIS ATTACHMENT to the Land Mortgage Agreement is made on 12 March 1998, between:

(1) NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED, a public limited company duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 9, UM Tower, 16th Floor, Kwaeng Suanluang, Khet Suanluang, Bangkok, Thailand (the "Mortgagor");

(2) The financial institutions whose names are listed in Exhibit 1 (the "Thai Lenders") represented by THE INDUSTRIAL FINANCE CORPORATION OF THAILAND, a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 1770 New Petchburi Road, Bangkok 10320, as Facility Agent for the Thai Lenders (the "Thai Facility Agent");

(3) THE CHASE MANHATTAN BANK, a company duly organized and validly existing under the laws of the State of New York, having its registered office at 450 West 33rd Street, New York, New York, U.S.A., having its branch office in Bangkok, Thailand, located at 20 North Sathorn Road, Silom, Bangrak, Bangkok 10500, acting as the Book-Entry Depositary for the Notes referred to below (the "Depositary");

AND

(4)   THE CHASE MANHATTAN BANK as collateral agent (the "Collateral Agent").

(the Thai Lenders and the Depositary are hereinafter collectively referred to as the "Mortgagees").

WHEREAS:

A. The Mortgagor and the Thai Lenders entered into a credit facility agreement dated 27 September 1995, (the "CFA") whereunder credit facilities of Baht 3,300,000,000 and US$ 308,000,000 have been granted;

B. The Mortgagor intends to procure financing from abroad by having NSM Steel Company, Ltd. ("NSM Cayman"), a company incorporated under the laws of the Cayman Islands and in which the Mortgagor holds 100 percent of its shares, and NSM Steel (Delaware) Inc., a company incorporated under the laws of the State of Delaware, the United States, a wholly owned subsidiary of NSM Cayman (hereinafter collectively referred to as the "Note Issuers"), acting as agent of NSM Cayman pursuant to an agency agreement, issue US$452,500,000 of indebtedness comprised of (a) US$249,000,000 (aggregate principal amount at maturity) of 12% Senior Mortgage Notes Due 2006 (the "Senior Notes") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Note Indenture"), among the Note Issuers, the Mortgagor and The Chase Manhattan Bank ("Chase"), as trustee (the "Senior Notes Trustee"), (b) the US$203,500,000 (aggregate principal amount at maturity) 12 1/4 Senior Subordinated Mortgage Notes Due 2008 (the "Senior Subordinated Notes" and together with the Senior Notes, the "Notes"), which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Subordinated Note Indenture", and together with the Senior Note Indenture, the "Indentures") among the Note Issuers and Chase, as trustee (the "Senior Subordinated Notes Trustee" and together with the Senior Notes Trustee, the "Trustees"), with warrants to purchase 74,476,809 ordinary shares of the Mortgagor, and (c) a private placement consisting of US$53,133,016 (aggregate principal amount at maturity) of 12 3/4% Subordinated Second Mortgage Debentures Due 2009 (t "Debentures") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Debenture Indenture"), among the Note Issuers, the Mortgagor and Chase, as trustee (the "Debenture Trustee") and 64,417,180 ordinary shares of the Mortgagor;

C. The Mortgagor has entered into an amendment to the CFA (the "CFA Amendment") with the Thai Lenders dated 12 March 1998 for the amendment of certain terms and provisions to facilitate the Mortgagor's additional financing (the CFA and the CFA Amendment, collectively, the "Bank Credit Facility"), including but not limited to, an agreement the Mortgagor entered into with the Thai Lenders, the Trustees and the Debenture Trustee dated 12 March 1998 to set forth arrangements for the Thai Lenders and holders of the Notes and the Debentures to share certain collateral (the "Security Sharing Agreement").

D. Pursuant to the terms of the Security Sharing Agreement, the Mortgagor, the Thai Lenders, the Thai Facility Agent, the Depositary and the Collateral Agent agree to enter into this Attachment as security for the Obligations (as defined hereunder).

IT IS AGREED as follows:

1.    DEFINITIONS

1.1 Capitalized terms used in this Attachment have the respective meanings assigned below unless the context otherwise requires:

1.2   In this Attachment:

      "Attachment" means this Attachment to Land Mortgage Agreement between the Mortgagor and the Mortgagees dated 12 March 1998, including all schedules, exhibits and other supplements and as modified or amended from time to time;

      "Land" means the plots of land as described in Exhibit 2 together with all buildings and structures located now or at anytime hereafter therein;

      "Land Mortgage Agreement" means the official land mortgage agreement to which this Attachment is attached;


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      "Land Title Deeds" means such deeds of title to land as have been issued by the Land Department of Thailand for the registration of the Land and the other particulars related thereto;

      "Mortgage" means the Land Mortgage Agreement, this Attachment to the Land Mortgage Agreement and any schedules, exhibits or other supplements hereto, and the encumbrances thereby constituted; and

      "Mortgaged Amount" means the principal amount of the Mortgage expressed in Thai Baht which equals Baht 59,033,000,000. At the Closing Date, the Mortgaged Amount will be set at an amount equal to the sum of the outstanding Senior Note and Senior Subordinated Note Obligations and the outstanding Bank Credit Facility Obligations expressed in US$ converted to Baht at a rate of Baht 75 to $1.00.

      "Mortgage Amount Adjustment" means the obligation of the Mortgagor to cause the Mortgaged Amount to be increased from time to time at its own expense in order to maintain at all applicable times a Mortgaged Amount based on an exchange rate of Baht to US$ that is no less than Baht 15 per US$ 1.00 higher than the actual exchange rate quoted at the close of business on any business day by the Bank of Thailand (by way of example, if the actual exchange rate quoted by the Bank of Thailand is Baht 65 per US$ 1.00, the Mortgagor would be obliged, subject to the provision set forth in Clause 3, to cause the Mortgaged Amounts to be increased to an amount equal to the sum of the then outstanding Senior Note and Senior Subordinated Note Obligations and the then outstanding Bank Credit Facility Obligations expressed in US$ converted to Baht at rate of Baht 80 to US$ 1.00).

      "Obligations" means all present and future obligations and liabilities of Mortgagor under the Bank Credit Facility, the Notes, the Indentures and the Security Sharing Agreement.

1.3   Any reference in this Attachment to:

      (i) any agreement or document shall be read and construed as a reference to such agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      (ii) any party shall be construed so as to include its respective successors, permitted assigns and transferees in accordance with its respective interests;

1.4   Words denominating the singular include the plural and vice versa.

1.5   Section headings are for reference only.

2.    MORTGAGE AND GRANT OF SECURITY INTEREST

2.1 As security for the Obligations, the Mortgagor hereby grants to the Mortgagees a first priority mortgage and continuing security interest in:


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      (a)   the Land; and

      (b) all of the property, rights, title and interest in respect of any and all of the Land (the "Mortgaged Property").

            The Mortgagees hereby accept such Mortgage.

2.2 The Mortgagor agrees that if a novation or assignment of any of the Obligations occurs, the Mortgage shall continue to be held as security for such novated or assigned obligations and for any such new creditor.

2.3 The Mortgage shall be in addition to, independent of and without prejudice to, and shall not be in substitution for, any other rights, security, guarantee or indemnity now held or which may hereafter be held by the Mortgagees.

2.4 The Mortgage shall be a continuing security and shall remain in force, notwithstanding the bankruptcy or other incapacity of the Mortgagor or any intermediate satisfaction of the whole or any part of the Obligations until such time as the Obligations shall have been fully and finally paid and discharged.

2.5 Upon the payment, discharge and performance in full of the Obligations, the Collateral Agent will, at the request and at the cost and expense of the Mortgagor, discharge the Mortgage and return to the Mortgagor the Land Title Deeds.

3.    ADJUSTMENT TO MORTGAGED AMOUNT

      The Mortgagor hereby agrees to undertake the Mortgage Amount Adjustment within two business days of any date on which the exchange rate of Baht to US$ upon which the Mortgaged Amount is then based does not exceed the actual exchange rate quoted by the Bank of Thailand by at least Baht 10 per US$ 1.00.

4.    INTEREST

      The Mortgagor agrees to pay interest to the Mortgagees as may accrue on any debts incurred to the Mortgagees at the following interest rate:

      (a) each of the Thai Lenders are entitled to charge interest at rates specified in the CFA Amendment;

      (b)   the interest on the Senior Notes shall be charged at 12% per annum;
            and

      (c) the interest on the Senior Subordinated Notes shall be charged at 12 1/4% per annum.

5.    OBLIGATIONS

      The Mortgage constitutes a continuing security for all of the following whether now existing or hereafter incurred:


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      (1)   the prompt payment by the Mortgagor when due and payable of the
            Obligations; and

      (2) the prompt payment by the Mortgagor when due and payable, of all interest, compensation, indemnities, penalties, and all other accessory debts from time to time owing by it in respect of the Obligations.

6.    DELIVERY OF CERTIFICATES

      The Land Title Deeds shall be delivered to and retained by the Collateral Agent upon execution of the Mortgage. All other certificates and instruments relating to the Mortgage coming into existence from time to time shall be delivered to the Collateral Agent promptly upon the receipt thereof by the Mortgagor.

7.    ENFORCEMENT OF MORTGAGE

7.1 The enforcement of the Mortgage and the distribution of proceeds realized thereon shall be in accordance with the procedures set forth in the Security Sharing Agreement.

7.2 As per the Security Sharing Agreement, the Mortgagees will act to enforce the Mortgage upon receipt of (i) a Notice of Actionable Default (as defined in the Security Sharing Agreement) and (ii) written instruction from the Required Holders (as defined in the Security Sharing Agreement). Upon receipt of the above, the Mortgagees may proceed to seek a court order declaring the Mortgagor in default of its Obligations and that the Mortgaged Property shall be sold at public auction or take any other action permitted by law or as mutually agreed by the parties.

7.3 The Mortgagees may select to sell any or all of the Land to be enforced as they deems appropriate.

7.4 As per the Security Sharing Agreement, the net proceeds derived from a sale of any or all of the Mortgaged Property shall be applied towards settlement of the Obligations. If such proceeds or the value of the Land in case of foreclosure are insufficient to pay or set off all amounts to which the Mortgagees are entitled, the Mortgagor shall remain liable for the deficiency. All such proceeds shall be distributed in accordance with the Security Sharing Agreement.

7.5 If the Mortgage is enforced, the Mortgage Amount stated herein shall not prejudice the right of the Mortgagees to apply all of the net proceeds derived from a sale of any or all of the Mortgaged Property, whether or not such proceeds or value exceeds the Maximum Amount, towards settlement of the Obligations.

7.6 If the Mortgagees enforce the mortgage or forecloses the Mortgaged Property and tax liabilities of any kind (including but not limited to customs duty, value added tax and transfer fees) related to the Mortgaged Property arise for which the Mortgagees are liable, the Mortgagor shall immediately pay such tax liabilities and all related penalties and expenses and/or reimburse the Mortgagees for said amounts if paid by the Mortgagees.


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8.    COVENANTS

      The Mortgagor hereby further covenants and agrees with the Mortgagees as follows:

      (1) To comply with all applicable laws, announcements, decrees, and regulations of the Government of Thailand and all the subdivisions thereof for the time being in force except where such failure to comply would not have a material effect on the business or general condition of the Mortgagor and with all further laws, announcements, decrees or regulations subsequently issued from time to time which may affect the Mortgaged Property except where such failure to comply would not have a material effect on the business or general condition of the Mortgagor.

      (2) Not to do or permit or consent to be done or omit anything with the knowledge that the consequence thereof may in any material way cause the Mortgaged Property to deteriorate or lessen in value in any material respect or cause any policy of insurance effected in pursuance of the provisions of the mortgage or the Land Mortgage Agreement to be cancelled or the amount of any premium payable for any such policy of insurance to be materially increased.

      (3) Not to grant any rights to any person, such as to let, give habitation or allow a third party to construct or do any act on the Mortgaged Property, except as otherwise agreed with the Mortgagees or except as to any such right as would not in the good faith judgment of the Mortgagee have a material adverse affect on the value of the Mortgaged Property.

      (4) Not to make or permit to be made without the written consent of the Mortgagees any material structural alteration or addition to the buildings and improvements for the time being forming part of the Mortgaged Property, the consent for which shall not be unreasonably withheld, except for the Phase II Construction and the Phase III Construction (as defined in the Offering Memorandum) or such other structural alteration or addition as would not, in the good faith judgment of the Mortgagor, have a material adverse affect on the value of the Mortgaged Property.

      (5) To notify the Mortgagees in writing immediately on receipt of any written notice, order or similar matter materially and adversely affecting or likely so to affect the Mortgaged Property, sent to the Mortgagor by a competent governmental authority and send the same or a copy thereof to the Mortgagees, and on demand by the Mortgagees to supply to the Mortgagee all material information within the possession of the Mortgagor relating to the matters mentioned or dealt with in such notice, order or other similar matter and upon the grant or issue of any material permission, consent, license or other document affecting the Mortgaged Property granted by any competent governmental authority, to hand such document to the Mortgagees to be kept with the deeds and documents of title relating to the Mortgaged Property.


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      (6)   To use the Mortgaged Property only for the purposes of the
            Mortgagor's business.

      (7) To keep the Mortgaged Property in good repair and permit the Mortgagees or their representatives upon 24 hours notice and during normal working hours to enter the Mortgaged Property to examine the condition thereof.

9.    MORTGAGEES' RIGHTS

9.1 Any act performed by the Mortgagor in violation of this Attachment shall not bind the Mortgagees and the Mortgagees shall have the right to deny such act of the Mortgagor and the Mortgagees shall also have the right to immediately enforce the Mortgaged Property in case the Mortgagor has defaulted under this Attachment.

9.2 No delay in exercising or omission to exercise any right, power or remedy available to the Mortgagees, upon any failure by the Mortgagor to observe or perform any of its obligations under the Land Mortgage Agreement and this Attachment shall impair such right, power or remedy or be construed as a waiver thereof or as acquiescence in respect of any such failure nor shall any acquiescence in any such failure affect or impair any right, power or remedy of the Mortgagees in respect of any other or later failure by the Mortgagor to observe or perform any of the Mortgagor's obligations hereunder and under the Land Mortgage Agreement.

9.3 All rights herein shall be in addition to and without prejudice to all and any rights granted by law.

10.   EXPENSES

      All fees, costs and all reasonable expenses related to the Mortgage, the registration of the Mortgage and the removal thereof and the enforcement of the Mortgage shall be borne by the Mortgagor.

11.   LAW

      This Attachment shall be governed by and construed in accordance with the laws of the Kingdom of Thailand.

12.   AMENDMENTS

      The terms of this Attachment may be waived, altered or amended only by an instrument in writing duly executed by the Mortgagor and the Collateral Agent in accordance with Section 17 of the Security Sharing Agreement.

IN WITNESS WHEREOF, the parties have executed this Attachment in 16 copies by their duly authorized representatives in the presence of witnesses on the date first above written with 14 copies to be kept by the Land Department, one copy for the Mortgagor and one copy for each of the Mortgagees.


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Mortgagor:

NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED


By:  /s/  Sawasdi Horrungruang
     --------------------------
Under power of attorney
dated _______________


Mortgagees:
as Thai Facility Agent for the Thai Lenders


THE INDUSTRIAL FINANCE CORPORATION OF THAILAND


By: /s/ [ILLEGIBLE]
   ----------------------------
Under power of attorney
dated _______________


THE CHASE MANHATTAN BANK
as Depositary


By: /s/ [ILLEGIBLE]
   ----------------------------

Under power of attorney
dated _______________


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THE CHASE MANHATTAN BANK
as Collateral Agent


By: /s/ [ILLEGIBLE]
   ----------------------------

Under power of attorney
dated _______________



                             Witnesses
----------------------------


                             Witnesses
----------------------------


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                                    EXHIBIT 2

                        Description of Land and Buildings


---------------------------------------------------------------------------
  No.   Title Deed No.  Land No.   Survey Page No.           Area
                                                    -----------------------
                                                     Rai    Ngan     Wah
---------------------------------------------------------------------------
  1.       68083         129            1682         82       1        69
---------------------------------------------------------------------------
  2.       72240          18            1826         52       1        13
---------------------------------------------------------------------------
  3.       72242          15            1825         36       1        31
---------------------------------------------------------------------------
  4.       72243          16            1830         11       2        87
---------------------------------------------------------------------------
  5.       72246          14            1824         26       3        57
---------------------------------------------------------------------------
  6.       77402         123            1676         18       1        55
---------------------------------------------------------------------------
  7.       77403         125            1677         37      --        16
---------------------------------------------------------------------------
  8.       77404         124            1678         19       1        48
---------------------------------------------------------------------------
  9.       77405         126            1679         32      --        74
---------------------------------------------------------------------------
  10.      77406         127            1680         51       1        93
---------------------------------------------------------------------------
  11.      77407         128            1681          9       2        15
---------------------------------------------------------------------------
  12.      78239         122            1675         22      --        49
---------------------------------------------------------------------------
  13.      78240          13            1683         16       2        13
---------------------------------------------------------------------------
  14.      78241          12            1684         16       2        17
---------------------------------------------------------------------------

------------------------------------------------------------------------------
 No.    Nor.Sor. 3 Kor    Land No.    Survey Page No.           Area
                                                       -----------------------
              No.                                       Rai    Ngan     Wah
------------------------------------------------------------------------------
  1.         255             97            5             46      3      76
------------------------------------------------------------------------------
  2.         125 (737)       40            (37) 25       11     --      90
------------------------------------------------------------------------------

All plots of Land and Buildings above are located at Tambol Bowin, Amphur Sriracha Chonburi Province.

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